Exhibit 99.1

For Immediate Release

Contact: Scott Howat

Director of Corporate Communications

Affinia Group Inc.

(734) 827-5421

AFFINIA REPORTS RESULTS

FOR THE THIRD QUARTER OF 2009

ANN ARBOR, MICHIGAN, November 5, 2009 – Affinia Group Inc., an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, today reported its financial results for the third quarter and nine months ended September 30, 2009.

Third Quarter

Net Sales

Net sales were $542 million for the quarter compared to $581 million for the same period in 2008. The decrease in sales of $39 million was primarily the result of $37 million of unfavorable foreign currency translation.

Gross Profit

Gross profit for the third quarter was $105 million, as compared to $118 million for the same period in 2008. Gross margin declined to 19 percent compared with 20 percent in the third quarter of 2008. The reduction in gross margin was primarily due to adverse currency effects, and lower sales volume.

Operating Profit

Operating profit was $21 million for the quarter compared to $33 million for the same period in 2008. The primary driver of the $12 million reduction was lower operating profit of $14 million in our On and Off-highway segment, mostly in the Brake North America operations due to weak market conditions. Of the $14 million reduction, $5 million was related to currency effects on the strengthening of the U.S. Dollar. Offsetting this were improvements in operating profit of $1 million in the Brake South America segment due to the closure of an Argentina facility in 2008, and reductions in expense of $1 million at the Corporate Office.

Net Income / (Loss)

The Company reported a net loss for the third quarter of $3 million in comparison to net income of $10 million in the third quarter of 2008. The reduction in net income was due mainly to the decrease in gross margin and an $11 million increase in interest expense mostly offset by a $10 million lower tax provision. The increase in interest expense was primarily attributed to the refinancing of the Company’s debt. On August 13, 2009 the Company refinanced its former term loan facility, accounts receivable facility, and revolving credit facility. The refinancing consisted of a new four-year $315 million asset-based revolving credit facility and $225 million of new 10.75% senior secured notes, the proceeds of which were used to repay outstanding borrowings under the Company’s former term loan facility and accounts receivable facility, as well as to settle interest rate derivatives and to pay fees and expenses related to the refinancing. As a result of the refinancing, the Company recorded a one time write-off of $5 million to interest expense for unamortized debt issue costs associated with the term loan facility, revolving credit facility and the accounts receivable facility. The Company also recorded $5 million in settlement costs and accrued interest related to the termination of interest rate swap agreements. The remaining increase in interest expense related to higher borrowing levels and interest rates.

"Our comprehensive restructuring program has resulted in a strong low cost country manufacturing base which has allowed us to remain cost competitive even through this economic downturn, and positions the company well for long term growth,” stated Terry McCormack, Affinia’s President and Chief Executive Officer.

Nine Months Ended September 30, 2009

Net Sales

Net sales were $1.518 billion for the first nine months of 2009 compared to $1.713 billion for the same period in 2008. The decrease in sales of $195 million was due in part to unfavorable currency translation of $146 million and to the recessionary pressures in the global economy.

Although the Company realized increased sales in its Polish and Venezuelan Filtration operations, along with higher sales of chassis products in North America and brake products in China, overall sales declined by $49 million net of the currency translation impact in the first nine months of 2009 compared to the same period in 2008. The sales decline was partially due to a decline in orders of certain brake products in the U.S. and Canada which resulted in decreased sales of $23 million. Brake South America segment sales declined due to the closure of a facility in Argentina in 2008. The closed facility had approximately $7 million in sales in the first nine months of 2008.

Other factors contributing to the year over year decline in sales included a decrease in orders in OES channels, which consist primarily of service departments at new vehicle dealerships in North America. Additionally, the Company experienced a decline in volume related to the general softness of the aftermarket business relating to branded products. The South American market also experienced a general softness which led to a decline in sales in most South American operations. However, Brazilian distribution operations continued to grow market share even in the unfavorable market conditions. The Company also experienced lower sales in Spain and the United Kingdom in the first nine months of the year, which was partially due to unfavorable market conditions.

Gross Profit

Gross profit for the first nine months of 2009 was $286 million compared with $313 million for the same period in 2008. The gross profit decreased due to lower sales volume and currency effects related to the strengthening of the U.S. Dollar. Gross margin improved in the first nine months of 2009 to 19 percent from 18 percent in the first nine months of 2008, primarily as a result of cost savings achieved through the Company’s comprehensive restructuring program.

Operating Profit

Operating profit was $67 million in the first nine months of 2009 compared to $52 million in the first nine months of 2008. The $15 million increase in operating profit was mainly attributable to $41 million of lower selling, general and administrative costs, offset by $17 million of unfavorable currency impact and lower gross profit. Selling, general and administrative expenses for the first nine months of 2009 decreased to $219 million from $260 million in the first nine months of 2008. The reduction was partially attributable to a reduction in restructuring costs of $24 million. Additionally, selling, general and administrative expenses were impacted by reductions in the following areas: payroll expenses, due mainly to layoffs, wage freezes, and a suspension of 401(k) company contributions for all U.S. employees which began at the end of the fourth quarter of 2008; advertising and marketing related expenses; legal and professional fees related to a reduction in legal claims; workers compensation and general liability reserves due to improved historical experience along with reductions in the Company’s domestic manufacturing base; and a decrease in travel costs and other miscellaneous expenses.

Net Income / (Loss)

Net income for the first nine months of 2009 was $10 million compared to a net loss of $5 million for the same period in 2008. The improvement to net income resulted mainly from a $24 million decrease in selling, general and administrative expenses relating to restructuring, a $17 million reduction in other selling, general and administrative costs, as described above, $6 million of lower tax provision and a $8 million pre-tax gain on the extinguishment of approximately $33 million of Subordinated Notes in the second quarter of 2009. These increases were offset by $27 million of lower gross profit, $11 million of increased interest expense due to the Company’s refinancing, and $5 million of net income attributable to non-controlling interest net of tax.

Cash and Debt

As of September 30, 2009, Affinia had $67 million of cash and cash equivalents and $15 million of restricted cash. Aggregate indebtedness as of September 30, 2009 was $645 million, of which $618 million was long-term in nature. No financial maintenance covenants exist under the Company’s refinanced capital structure and the Company continued to be in compliance with all debt covenants at September 30, 2009.

Affinia Group Intermediate Holdings Inc.

Unaudited Condensed Consolidated Statements of Operations

(Dollars in Millions)

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2009
Net sales	$581	$542	$1,713	$1,518
Cost of sales	(463)	(437)	(1,400)	(1,232)

Gross profit	118	105	313	286
Selling, general and administrative expenses	(85)	(84)	(260)	(219)
Loss on disposition of affiliate	—	—	(1)	—

Operating profit	33	21	52	67
Gain on extinguishment of debt	—	—	—	8
Other income, net	—	2	1	3
Interest expense	(13)	(24)	(41)	(52)

Income (loss) before income tax provision and equity income	20	(1)	12	26
Income tax provision	10	—	17	11
Equity in income, net of tax	—	—	—	—

Net income (loss)	10	(1)	(5)	15
Less: Net income attributable to noncontrolling interest, net of tax	—	(2)	—	(5)

Net income (loss) attributable to the Company	$10	$(3)	$(5)	$10

Web Cast and Conference Call

Affinia Group will hold a conference call and webcast to discuss its results on Friday, November 6, 2009, at 11:00 a.m. Eastern Time.

To participate in the webcast, visit Affinia’s web site, www.affiniagroup.com, and click on the webcast link. To participate in the conference call, dial 1-866-439-4712 within the United States and Canada or 1-212-457-9845 for international callers and reference conference ID 460071#. A replay of the call will be available shortly after the live conference ends.

About Affinia

Affinia Group Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With more than $2 billion in annual revenue, Affinia has operations in North and South America, Europe, Asia and India. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report includes ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, as amended (the ‘‘Securities Act’’) and Section 21E of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’). These forward-looking statements may include comments concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical. When used in this report, the words ‘‘estimates,’’ ‘‘expects,’’ ‘‘anticipates,’’ ‘‘projects,’’ ‘‘plans,’’ ‘‘intends,’’ ‘‘believes,’’ ‘‘forecasts,’’ or future or conditional verbs, such as ‘‘will,’’ ‘‘should,’’ ‘‘could’’ or ‘‘may,’’ and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. For a discussion of other risks and uncertainties that could materially affect our business financial condition or future results see Part I, “Item 7A Risk Factors” in our annual report on form 10K for the year ended December 31, 2008. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this report. Such risks, uncertainties and other important factors include, among others: the impact of the recent turmoil in the financial markets on availability and cost of credit; financial viability of key customers and key suppliers; our substantial leverage; limitations on flexibility in operating our business contained in our debt agreements; pricing and import pressures; the shift in demand from premium to economy products; our dependence on our largest customers; changing distribution channels; increasing costs for manufactured components, raw materials, crude oil and energy; our ability to achieve cost savings from our restructuring; increased costs in imported products from China and other low cost sources; the consolidation of distributors; risks associated with our non-U.S. operations; product liability and customer warranty and recall claims; changes to environmental and automotive safety regulations; risk of impairment to intangibles and goodwill; non-performance by, or insolvency of, our suppliers or our customers; work stoppages or similar difficulties could significantly disrupt our operations, and other labor disputes; challenges to our intellectual property portfolio; changes in accounting standards that impact our financial statements; difficulties in developing, maintaining or upgrading information technology systems; the adequacy of our capital resources for future acquisitions; our ability to successfully combine our operations with any business we have acquired or may acquire; effective tax rates and timing and amounts of tax payments; and our exposure to a recession. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements.

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